Milacron Inc. and Subsidiaries
              Computation of Per Share Earnings
                         (Unaudited)


                                  (In thousands, except per-share amounts)

                                      Quarter Ended       Year-to-Date
                                   -----------------   -----------------
                                   Sept. 30,  Oct. 4,  Sept. 30, Oct. 4,
                                     1998      1997      1998     1997
                                   --------  -------   --------  ------

Net earnings (loss)                $(20,623) $22,586   $17,873   $53,836
Less preferred dividends                (60)     (60)     (180)     (180)
                                   --------  -------   -------   -------
 Net earnings (loss) available
   to common shareholders          $(20,683) $22,526   $17,693   $53,656
                                   ========  =======   =======   =======

Basic Earnings Per Share:

 Weighted-average common shares      38,951   39,563    39,102    39,612
                                   ========  =======   =======   =======

     Per share amount              $   (.53) $   .57   $   .45   $  1.35
                                   ========  =======   =======   =======

Diluted Earnings Per Share:

 Weighted-average common shares
   outstanding                       38,951   39,563    39,102    39,612
 Dilutive effect of stock
   options and restricted
   shares based on treasury
   stock method                         198      474       430       310
                                   --------  -------   -------   -------
   Total                             39,149   40,037    39,532    39,922
                                   ========  =======   =======   =======

     Per share amount              $   (.53) $   .56   $   .45   $  1.34
                                   ========  =======   =======   =======




Note:  This  computation is required by  Regulation  S-K,
       Item 601, and is filed as an exhibit under Item 6 of